FREE WRITING PROSPECTUS Dated April 16, 2013	Filed Pursuant to Rule 433 Registration No. 333-167044 Registration No. 333-167044-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-866-669-7629.

Ally Master Owner Trust

Issuing Entity

$550,000,000 Class A Floating Rate Asset Backed Notes, Series 2013-2

Ally Wholesale Enterprises LLC

Depositor

Ally Bank

Sponsor

Ally Financial Inc.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated April 15, 2013 (the “Preliminary Prospectus Supplement”) and a prospectus dated February 10, 2012 (the “Prospectus” and, together with the Prospectus Supplement, the “Preliminary Prospectus”), which describe the Series 2013-2 Class A notes to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the Series 2013-2 Class A notes. This free writing prospectus, which we refer to as this “Additional Statement,” relates to the Series 2013-2 Class A notes offered by the Preliminary Prospectus. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus. This Additional Statement should be read in conjunction with the Preliminary Prospectus. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters for the Series 2013-2 Class A Notes:

BofA Merrill Lynch	J.P. Morgan	SOCIETE GENERALE

BMO Capital Markets	CIBC	Lloyds Securities	PNC Capital Markets LLC	Scotiabank

The following information in the Preliminary Prospectus Supplement referenced above is hereby updated.

FRONT COVER PAGE

•	The total initial principal amount of offered notes indicated under the issuing entity’s name on the front cover page should read:

$550,000,000 Class A Floating Rate Asset Backed Notes, Series 2013-2

•	The row titled “Principal Balance” in the table on the front cover page should read:

Offered Notes
Series 2013-2 Class A Notes
Principal Balance	$550,000,000

•	The first sentence under the table on the front cover page should read:

The aggregate principal amount of securities being offered under this prospectus supplement is $550,000,000.

•	The first bullet point under “Credit Enhancement and Liquidity” should read:

Reserve fund, with an initial deposit of $7,482,993.

•	The second bullet point under “Credit Enhancement and Liquidity” should read:

Series 2013-2 Class E asset backed notes with an initial principal balance of $104,762,320 will be issued by the trust. The Series 2013-2 Class E notes are not being offered under this prospectus supplement.

•	The third bullet point under “Credit Enhancement and Liquidity” should read:

Series 2013-2 Class D asset backed notes with an initial principal balance of $22,449,000 will be issued by the trust. The Series 2013-2 Class D notes are not being offered under this prospectus supplement.

•	The fourth bullet point under “Credit Enhancement and Liquidity” should read:

Series 2013-2 Class C asset backed notes with an initial principal balance of $29,932,000 will be issued by the trust. The Series 2013-2 Class C notes are not being offered under this prospectus supplement.

•	The fifth bullet point under “Credit Enhancement and Liquidity” should read:

Series 2013-2 Class B asset backed notes with an initial principal balance of $41,156,000 will be issued by the trust. The Series 2013-2 Class B notes are not being offered under this prospectus supplement.

SUMMARY

•	The first five bullet points under “Summary—Securities” should read:

•	$550,000,000 Class A floating rate asset backed notes, Series 2013-2, which we refer to as the “Series 2013-2 Class A notes” or the “offered notes.”

•	$41,156,000 Class B floating rate asset backed notes, Series 2013-2, which we refer to as the “Series 2013-2 Class B notes.”

•	$29,932,000 Class C floating rate asset backed notes, Series 2013-2, which we refer to as the “Series 2013-2 Class C notes.”

•

$22,449,000 Class D floating rate asset backed notes, Series 2013-2, which we refer to as the “Series 2013-2 Class D notes.” We refer to the Series 2013-2 Class A notes, the Series 2013-2 Class B notes, the Series 2013-2 Class C notes and the Series 2013-2 Class D notes, collectively, as the “Series 2013-2 investor notes.”

•

$104,762,320 Class E asset backed equity notes, Series 2013-2, which we refer to as the “Series 2013-2 Class E notes.” We refer to the Series 2013-2 investor notes and the Series 2013-2 Class E notes, collectively, as the “Series 2013-2 notes,” and we refer to the Series 2013-2 notes and all other series of notes issued by the trust as the “notes.”

•	The penultimate sentence of the penultimate paragraph under “Summary—Allocation of Collections” should read:

The Net Invested Amount of the Series 2013-2 notes on the closing date will be $748,299,320.

•	The second sentence under “Summary—Credit Enhancement and Liquidity—Series 2013-2 Class E Notes” should read:

The initial principal balance of the Series 2013-2 Class E notes will be $104,762,320.

•	The second sentence under “Summary—Credit Enhancement and Liquidity—Reserve Fund” should read:

The depositor will deposit $7,482,993 into the Reserve Fund on the closing date.

THE TRUST

•	The table under “The Trust—Capitalization of the Trust” should read:

The following table shows the expected capitalization of the trust on the closing date after issuance of the Series 2013-2 notes:

	Principal Amount
Series 2010-2 Notes	$546,875,000	(1)
Series 2010-4 Notes	$772,200,772	(1)
Series 2010-5 Notes	$772,200,772	(1)
Series 2010-VFN-1 Notes	$0	(1)
Series 2011-1 Notes	$1,838,235,295	(1)
Series 2011-2 Notes	$441,176,471	(1)
Series 2011-3 Notes	$1,102,941,177	(1)
Series 2011-4 Notes	$704,225,352	(1)
Series 2011-5 Notes	$845,070,423	(1)
Series 2012-1 Notes	$1,056,338,028	(1)
Series 2012-2 Notes	$880,281,690	(1)
Series 2012-3 Notes	$850,340,698	(1)
Series 2012-4 Notes	$238,095,349	(1)
Series 2012-5 Notes	$1,496,598,639	(1)
Series 2013-1 Notes	$1,360,544,218	(1)
Series 2013-2 Class A Notes	$550,000,000
Series 2013-2 Class B Notes	$41,156,000
Series 2013-2 Class C Notes	$29,932,000
Series 2013-2 Class D Notes	$22,449,000
Series 2013-2 Class E Notes	$104,762,320	(2)

(1) As of the Series 2013-2 Cutoff Date. Subject to increases and decreases from time to time.

(2) Subject to increases and decreases from time to time.

THE NOTES

•	The first sentence of the second paragraph under “The Notes—Credit Enhancement and Other Enhancement—Reserve Fund” should read as follows:

On the closing date, $7,482,993 (or 1.00% of the initial principal balance of the Series 2013-2 notes) will be deposited into the Reserve Fund.

•	The second sentence of the first paragraph under “The Notes—Credit Enhancement and Other Enhancement—Class E Notes” should read as follows:

The initial principal balance of the Series 2013-2 Class E notes and the initial Class E Invested Amount will be $104,762,320.

UNDERWRITING

•	The table set forth under “Underwriting—Aggregate Principal Amount to be Purchased” should read as follows:

Underwriters	Series 2013-2 Class A Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
SG Americas Securities, LLC.	$
BMO Capital Markets GKST Inc.	$
CIBC World Markets Corp.	$
Lloyds Securities Inc.	$
PNC Capital Markets LLC	$
Scotia Capital (USA) Inc.	$

Total		$550,000,000

GLOSSARY OF PRINCIPAL TERMS

•	Clause (1) of the definition of “Class E Invested Amount” should read as follows:

(1) With respect to the Closing Date, $104,762,320, and

•	The last sentence of the definition of “Controlled Accumulation Amount” should read as follows:

The Controlled Accumulation Amount will initially equal $124,716,554, but may be higher if the commencement of the Controlled Accumulation Period is postponed, as described under “The Notes—Postponement of Controlled Accumulation Period.”

•	The definition of “Initial Invested Amount” should read as follows:

“Initial Invested Amount” means, with respect to the Series 2013-2 notes, $748,299,320.

REAR COVER PAGE

•	The initial principal amount of the Class A Floating Rate Asset Backed Notes, Series 2013-2 in the right hand column of the rear cover page should read as follows: $550,000,000

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